AeroVironment, Inc. Announces Fiscal 2008 Second Quarter Results

MONROVIA, CA, December 4, 2007 — AeroVironment, Inc. (AV) (NASDAQ: AVAV), a leader in unmanned aircraft systems (UAS) and efficient electric energy systems, today reported financial results for its fiscal second quarter ended October 27, 2007.

“Growth in our UAS and PosiCharge segments reflects ongoing customer confidence in the value delivered by our solutions and the effective execution of our plans,” said Tim Conver, chairman, chief executive officer and president of AV. “Our team continues to deliver positive results both in core businesses and in new product development. Raven and Wasp are our key small UAS supporting programs of record. The number of these systems deployed around the world continues to increase as they regularly provide cost-effective force protection where they are employed. The receipt of a $57 million base development contract for the Global Observer stratospheric persistent platform, with options for additional aircraft totaling $51 million, represented a major achievement during the quarter that shows market endorsement of another AV innovation and positions us for further growth.”

FISCAL 2008 SECOND QUARTER RESULTS
Revenue for the second quarter of fiscal 2008 was $53.7 million, an increase of 19%, over revenue of $45.2 million in the comparable period of fiscal 2007. The increase in revenue was the result of increased sales in AV’s UAS segment of $8.7 million, or 23%, and in its PosiCharge Systems segment of $0.7 million, or 16%, which was partially offset by a decrease in its Energy Technology Center segment of $0.9 million, or 34%.

Gross margin for the quarter was $18.9 million, or 35% of revenue, compared to $17.8 million, or 39% of revenue, in the same quarter last year.  The higher gross margin reflects the growth in revenue, partially offset by lower gross margin rates.

Income from operations for the second quarter of fiscal 2008 was $6.6 million, a decrease of $1.3 million, or 17%, from second quarter fiscal 2007 income from operations of $7.9 million. The decrease in income from operations was caused by higher selling, general and administrative (SG&A) expense of $1.8 million and higher research and development (R&D) expense of $0.6 million, partially offset by increased gross margin of $1.1 million.

Net income for the second quarter of fiscal 2008 was $5.2 million, an increase of $0.3 million, or 6%, over second quarter fiscal 2007 net income of $4.9 million.  Earnings per share for the second quarter of fiscal 2008 was $0.24 per diluted share, a decrease of $0.07 per diluted share over second quarter of fiscal 2007 earnings per share of $0.31 per diluted share.

FISCAL 2008 YEAR-TO-DATE RESULTS
Revenue for the first six months of fiscal 2008 was $102.9 million, an increase of 34%, over revenue of $76.7 million in the comparable period of fiscal 2007. The increase in revenue was the result of increased sales in AV’s UAS segment of $25.6 million, or 41%, and in its PosiCharge Systems segment of $1.1 million, or 12%, which was partially offset by lower sales in its Energy Technology Center segment of $0.6 million, or 13%.

Gross margin for the first six months of fiscal 2008 was $35.8 million, or 35% of revenue, compared to $29.8 million, or 39% of revenue, for the same six months last year.  The higher gross margin reflects the growth in revenue, partially offset by lower gross margin rates.

Income from operations for the first six months of fiscal 2008 was $11.4 million, an increase of $1.5 million, or 15%, over the same six months of fiscal 2007 income from operations of $9.9 million. The growth in income from operations was caused by increased gross margin of $6.0 million, which was partially offset by higher SG&A expense of $3.4 million and higher R&D expense of $1.1 million.

Net income for the first six months of fiscal 2008 was $9.0 million, an increase of $2.7 million, or 44%, over the same six months of fiscal 2007 net income of $6.3 million.  Earnings per share for the first six months of fiscal 2008 was $0.42 per diluted share, an increase of $0.02 per diluted share over the first six months of fiscal 2007 earnings per share of $0.40 per diluted share.

BACKLOG
As of October 27, 2007, funded backlog (unfilled firm orders for which funding is currently appropriated to AV under a customer contract) was $66.3 million compared to $60.9 million as of April 30, 2007.

FISCAL 2008 — OUTLOOK FOR THE FULL YEAR
For fiscal year 2008 AV maintains its guidance of revenue growth of between 20% and 25% over fiscal year 2007, with an operating income margin of between 12% and 14%.  The foregoing estimates are forward-ooking and reflect management’s view of current and future market conditions, including certain assumptions with respect to our ability to obtain and retain government contracts, changes in the demand for our products and services, activities of competitors and changes in the regulatory environment. Investors are reminded that actual results may differ materially from these estimates.

CONFERENCE CALL
In conjunction with this release, AeroVironment, Inc. will host a conference call today, Tuesday, December 4, 2007, at 1:30 pm Pacific Time that will be broadcast live over the Internet. Timothy E. Conver, chairman, chief executive officer and president, Stephen C. Wright, chief financial officer, and Steven A. Gitlin, director of investor relations, will host the call.

4:30 PM ET
3:30 PM CT
2:30 PM MT
1:30 PM PT

The conference call may be accessed by dialing (800) 320-2978 (U.S.) or (617) 614-4923 (international) five to ten minutes prior to the start time to allow for registration. The passcode for the call is 24655609.

Investors with Internet access may access the live audio webcast via the Investor Relations section of the AeroVironment, Inc. website, http://investor.avinc.com.  Please allow fifteen minutes prior to the call to download and install any necessary audio software.  An audio replay of the event will be archived on the Investor Relations page of the Company’s web site, at http://investor.avinc.com for a period of one year.

A digital replay of the call will be available on Tuesday, December 4 at approximately 3:30 p.m. Pacific Time through Tuesday, December 11 at 9:00 p.m. Pacific Time.  Dial (888) 286-8010 and enter the passcode 87972643 to access the digital replay.  International callers should dial (617) 801-6888 and enter the same passcode number.

ABOUT AEROVIRONMENT, INC. (AV)
Building on a history of technological innovation, AV designs, develops, produces, and supports an advanced portfolio of Unmanned Aircraft Systems (UAS) and efficient electric energy systems.  The company's small UAS are used extensively by agencies of the U.S. Department of Defense and increasingly by allied military services to provide situational awareness to tactical operating units through real-time, airborne reconnaissance, surveillance, and target acquisition.  AV’s PosiCharge® fast charge systems eliminate battery changing for electric industrial vehicles in factories, airports, and distribution centers.  More information about AV is available at www.avinc.com.

FORWARD-LOOKING STATEMENTS
This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “plan,” or words or phrases with similar meaning. Forward-looking statements are based on current expectations, forecasts and assumptions that involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause our business, strategy or actual results to differ materially from the forward-looking statements.   Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, reliance on sales to the U.S. government; changes in the supply and/or demand and/or prices for our products; the activities of competitors; failure of the markets in which we operate to grow; failure to expand into new markets; changes in significant operating expenses, including components and raw materials; failure to develop new products; changes in the regulatory environment; and general economic and business conditions in the United States and elsewhere in the world. For a further list and description of such risks and uncertainties, see the reports we file with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and our most recent Quarterly Report on Form 10-Q. We do not intend, and undertake no obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

- Financial Tables Follow -

AeroVironment, Inc.
Consolidated Statements of Income (Unaudited)
(In thousands except share and per share data)

	Three Months		Six months ended
	October 27,	October 28,	October 27,	October 28,
	2007	2006	2007	2006
Revenue:
Product sales	$34,042	$30,968	$63,726	$54,812
Contract services	19,659	14,221	39,179	21,934
	53,701	45,189	102,905	76,746
Cost of sales:
Product sales	20,611	18,249	38,902	32,550
Contract services	14,163	9,170	28,239	14,440
	34,774	27,419	67,141	46,990
Gross margin	18,927	17,770	35,764	29,756
Research and development	3,802	3,180	8,102	7,021
Selling, general and administrative	8,573	6,735	16,299	12,867
Income from operations	6,552	7,855	11,363	9,868
Other income
Interest income	1,143	141	2,122	347
Income before income taxes	7,695	7,996	13,485	10,215
Provision for income taxes	2,531	3,102	4,477	3,956
Net income	$5,164	$4,894	$9,008	$6,259
Earnings per share data:
Basic	$0.26	$0.36	$0.47	$0.46
Diluted	$0.24	$0.31	$0.42	$0.4
Weighted average shares outstanding:
Basic	19,652,095	13,620,154	19,279,094	13,564,438
Diluted	21,346,349	15,584,150	21,218,731	15,528,435

Selected Consolidated Balance Sheet Information
(in thousands)

Selected Consolidated Balance Sheet Information
	October 27, 2007	April 30, 2007
	(Unaudited)
Cash and cash equivalents	$14,283	$20,920
Short-term investments	92,400	88,325
Accounts receivable, net	26,034	7,691
Unbilled receivables and retentions	12,837	26,494
Inventory, net	12,704	14,015
Total assets	177,550	168,177
Stockholders’ equity	155,853	136,423
Shares issued and outstanding	20,081,738	18,875,957

Reportable segment results are as follows:
  (in thousands)

	Three Months Ended		Six Months Ended
	October 27,	October 28,	October 27,	October 28,
	2007	2006	2007	2006
	(Unaudited)		(Unaudited)
Revenue:
UAS	$46,604	$37,875	$88,477	$62,858
PosiCharge	5,236	4,515	10,594	9,458
Energy Technology Center	1,861	2,799	3,834	4,430
Total	$53,701	$45,189	$102,905	$76,746
Gross margin:
UAS	$16,910	$14,516	$31,001	$23,787
PosiCharge	1,402	1,821	3,347	3,761
Energy Technology Center	615	1,433	1,416	2,208
Total	$18,927	$17,770	$35,764	$29,756

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Contact:
Steven Gitlin
Director of Investor Relations
AeroVironment, Inc
+1 (626) 357-9983
ir@avinc.com

Mark Collinson
CCG Investor Relations and Strategic Communication
For AeroVironment, Inc.
+1 (310) 477-9800, ext. 117
mark.collinson@ccgir.com